UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2015

Solitron Devices, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-04978	22-1684144
(Commission File Number)	(IRS Employer Identification No.)

3301 Electronics Way, West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

(561) 848-4311

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2015, the Board of Directors of the Company increased the size of the Board of Directors from four directors to five directors and appointed Dwight P. Aubrey and John F. Chiste as directors to fill the two vacancies on the Board of Directors that resulted from the increased Board size and the prior resignation of Joseph F. Gerrity from the Board of Directors in July 2014. Messrs. Aubrey and Chiste were appointed as Class I directors to hold office until the Company's 2017 Annual Meeting of Stockholders or until each of their successors are duly elected and qualified. As a result of the appointments of Messrs. Aubrey and Chiste, the Board approved the following composition for its Audit Committee, Compensation Committee and Nominating Committee:

Audit Committee

John F. Chiste, Chairman

Jacob A. Davis, Member

Sidney H. Kopperl, Member

Compensation Committee

Sidney H. Kopperl, Chairman

Dwight P. Aubrey, Member

Jacob A. Davis, Member

Nominating Committee

Jacob A. Davis, Chairman

John F. Chiste, Member

Sidney H. Kopperl, Member

Mr. Aubrey, 68, has served as the President of ES Components LLC, a franchised distributor for wire bondable die and surface mountable components used by hybrid and microelectronic component manufacturers, since 1981. ES Components was originally a joint venture with Elmo Semiconductor and Mr. Aubrey acquired Elmo Semiconductor's interest in ES Components LLC in 1995. Mr. Aubrey also served as the President and Owner of Compatible Components, Inc., a manufacturer's representative company supplying micro electronic components, from 1979 until 2005 when he elected to close the business due to the growth of ES Components. Mr. Aubrey received an Associate of Arts in Business Administration from Central N.E. College in 1975. The Company believes that Mr. Aubrey's extensive operational and business background in microelectronic component manufacturing highly qualifies him as a member of the Board of Directors.

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The Company currently purchases and has purchased in the past die, as specified by the Company's customers, from ES Components, the company Mr. Aubrey owns and serves as President. For the year ended February 28, 2014, the amount of die purchased by the Company from ES Components did not exceed $120,000, the specified amount pursuant to Item 404(a) of Regulation S-K. For the year ended February 28, 2013, the amount of die purchased by the Company from ES Components was approximately $244,000. This amount was significantly greater than the amount of die purchased during the year ended February 28, 2014 due to the large amount of dye specified by one of the Company's clients. For the years ended February 28, 2014 and February 28, 2013, the amounts of die purchased by the Company from ES Components was less than 5% of the consolidated gross revenues of ES Components for each of those years as required under the independence criteria specified in the listing standards of the Nasdaq Stock Market. The amount of die that has been purchased by the Company from ES Components for the nine months ended November 30, 2014 was $129,613.

Mr. Chiste, 58, has served as the Chief Financial Officer of Encore Housing Opportunity Fund I, Fund II and Rescore Property Corp., a group of private equity funds with assets under management in excess of $1.0 billion focused on acquiring opportunistic and distressed residential real estate primarily in Florida, Texas, Arizona and California, since 2010. Mr. Chiste has also served since 2005 as Chief Financial Officer of the Falcone Group which owns a multi-billion dollar diversified real estate portfolio of companies. Mr. Chiste previously served as Chief Financial Officer of Bluegreen Corporation, a NYSE listed developer and operator of timeshare resorts, residential land and golf communities, from 1997 until 2005. He also served as Chief Financial Officer of Computer Integration Corp., a Nasdaq listed provider of information products and services, from 1992 until 1997. From 1983 until 1992, Mr. Chiste served as a Senior Manager with Ernst & Young LLP, a nationally recognized accounting firm. Mr. Chiste received a Bachelor of Business Administration in Accounting from Florida Atlantic University in Boca Raton. Mr. Chiste is a licensed Certified Public Accountant in the State of Florida. Mr. Chiste is a director and Chairman of the Audit Committee of Forward Industries, Inc., a manufacturer and distributor of specialty and promotional products, primarily for hand held electronic devices. The Company believes that Mr. Chiste's extensive financial and accounting experience highly qualifies him as a member of the Board of Directors.

There are no related party transactions between the Company and Mr. Chiste.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 12, 2015	SOLITRON DEVICES, INC.

/s/ Shevach Saraf
Shevach Saraf,
Chairman, Chief Executive Officer,
President, Chief Financial Officer
& Treasurer

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